Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

News
Release

Date:	January 21, 2010

For Release:	Immediate

Contact:	Michael Burns (Media) (504) 576-4238 mburns@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Exhibit 99.1

Entergy Provides Preliminary Fourth Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects fourth quarter 2009 as-reported earnings of approximately $1.63 per share and operational earnings of approximately $1.74 per share compared to as-reported results of $0.89 per share and operational results of $0.99 per share in fourth quarter 2008.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items.  As-reported earnings in fourth quarter 2009 include a special item at Entergy Nuclear for spin-off dis-synergies.  Utility, Parent & Other fourth quarter results in both 2008 and 2009 include a special item for expenses for outside services to pursue the non-utility nuclear spin-off.  In addition, each business reflects a special item in 2008 for the effects of the unsuccessful remarketing of the Equity Units in February 2009.

The increase in fourth quarter 2009 operational earnings was due primarily to higher results at Utility, Parent & Other, partially offset by lower earnings at Entergy Nuclear.  Non-Nuclear Wholesale Assets business’ earnings also improved over fourth quarter 2008.

As indicated below, income tax expense is cited as a quarter over quarter variance explanation across the different businesses.  On an overall company basis, the fourth quarter 2009 effective tax rate was comparable to the rate in fourth quarter 2008.

Utility, Parent & Other

Higher Utility, Parent & Other operational earnings in fourth quarter 2009 were due primarily to lower income tax expense, as well as lower non-fuel operation and maintenance expense primarily resulting from the absence of regulatory charges associated with rate proceedings at Entergy Arkansas, Inc. in 2008.  Also contributing to the earnings improvement was higher Utility net revenue, including increased sales volume for all customer classes.  Weather during the quarter was near normal.

Entergy Nuclear

The quarter-over-quarter decrease in operational earnings at Entergy Nuclear was due primarily to higher income tax and non-fuel operation and maintenance expense.  Partially offsetting lower results was higher net revenue, with both pricing and generation driving the increase.  Increased generation is attributed to the absence of scheduled refueling outages in the fall of 2009, compared to 32 days of scheduled refueling outages in fourth quarter 2008.  Higher other income associated with the decommissioning trusts also served as a partial offset to decreased earnings.

Entergy Non-Nuclear Wholesale Assets

Entergy’s Non-Nuclear Wholesale Assets business’ earnings increased during the quarter due primarily to lower income tax expense.

Earnings Guidance

Entergy affirmed its previously issued 2010 earnings guidance ranges assuming business as usual operations, including $6.15 to $6.95 per share for as-reported earnings guidance and $6.40 to $7.20 per share for operational earnings guidance.

A teleconference will be held at 10:00 a.m. CT on Tuesday, February 2, 2010, to discuss Entergy’s fourth quarter 2009 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 6584600, no more than 15 minutes prior to the start of the call.  The call and presentation slides can also be accessed via Entergy’s Web site at www.entergy.com.  A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 6584600.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas.  Entergy has annual revenues of more than $13 billion and approximately 14,700 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy’s Form 10-K for the year ended December 31, 2008, (ii) Entergy’s Form 10-Q  for the quarters ended March 31, June 30 and September 30, 2009, and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and the January 2009 Arkansas ice storm and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.  Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated.  The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.